Exhibit 2.3

THE PROPS FOUNDATION PUBLIC BENEFIT CORPORATION
A PUBLIC BENEFIT CORPORATION
CERTIFICATE OF INCORPORATION
ARTICLE I:  NAME.
The name of the corporation is The Props Foundation Public Benefit Corporation (the “Corporation”).
ARTICLE II:  REGISTERED OFFICE.
The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, in the county of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III:  PURPOSE.
The Corporation shall be a public benefit corporation as contemplated by subchapter XV of the General Corporation Law of Delaware (the “General Corporation Law”), or any successor provisions, that it is intended to operate in a responsible and sustainable manner and to produce a public benefit or benefits, and is to be managed in a manner that balances the stockholders pecuniary interests, the best interests of those materially affected by the Corporation’s conduct and the public benefit or benefits identified in this Certificate of Incorporation. If the General Corporation Law is amended to alter or further define the management and operation of public benefit corporations, then the Corporation shall be managed and operated in accordance with the General Corporation Law, as so amended.
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
As its specific purpose, the Corporation intends to create an open, sustainable and equitable media network that fairly rewards all participants in the “Props Network” (a digital media platform launched by the Corporation’s corporate parent, YouNow, Inc.), for their contributions to the network, by supporting and promoting the growth, research, development, and adoption of the protocol and token underlying the Props Network.
ARTICLE IV:  AUTHORIZED SHARES.
This Corporation is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock the Corporation has authority to issue is 1,000 with par value of $0.001 per share.

ARTICLE V:  INCORPORATOR ADDRESS.
The name and mailing address of the incorporator are as follows:
YouNow, Inc.
25 W 36th Street
New York, New York 10018
ARTICLE VI:  BYLAW PROVISIONS.
A.    AMENDMENT OF BYLAWS. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board”) is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.
B.    NUMBER OF DIRECTORS. The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.
C.    BALLOT. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
D.    MEETINGS AND BOOKS. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.
ARTICLE VII:  DIRECTOR LIABILITY.
A.    LIMITATION. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any disinterested failure to satisfy General Corporation Law Section 365 shall not, for the purposes of this Article VIIA or Section 102(b)(7) of the General Corporation Law, or for the purposes of any use of the term “good faith” in this Certificate of Incorporation or the Bylaws, constitute an act or omission not in good faith, or a breach of the duty of loyalty. Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
B.    INDEMNIFICATION. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law. Any disinterested failure to satisfy General Corporation Law Section 365 shall not, for the purposes of this Article VIIB, Section 145 of the General Corporation Law or any Bylaw provisions relating to indemnification or advancement, constitute an act or omission not in good faith, or a breach of the duty of loyalty.
C.    MODIFICATION. Any amendment, repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.
ARTICLE VIII:  CORPORATE OPPORTUNITIES.
The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of capital stock of the Corporation or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.
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The undersigned, as the incorporator of the Corporation, has signed this Certificate of Incorporation on September 20, 2018.

YOUNOW, INC.

By:	/s/ Adi Sideman
Name:	Adi Sideman
Title:	President and Chief Executive Officer